Exhibit 10.1(a)
PURCHASE AND SALE AGREEMENT
Between
MAPCO EXPRESS, INC.
AS BUYER
AND
FAST PETROLEUM, INC., WORTH L. THOMPSON, JR.,
JOHN E. THOMPSON, THOMPSON MANAGEMENT, I NC.,
THOMPSON ACQUISITIONS, INC., THOMPSON INVESTMENT PROPERTIES, INC., WJET, INC., FAST FINANCIAL
SERVICES, INC. AND TOP TIER ASSETS, LLC
AS SELLER
June 14, 2006

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(continued)
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(continued)
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(continued)

		Page

12.15	Construction	28

12.16	Attorneys’Fees	28

12.17	Dispute Resolution	29

12.18	Waiver of Jury Trial	29

12.19	Survival	29

12.20	Governing Law	29

iv

(continued)
Page
LIST OF SCHEDULES

Schedule 1	Tax Allocations
Schedule 2	Required Repairs
Schedule 3	Claims & Litigation
Schedule 4	Proposed ROW Agreement
Schedule 5	Financial Statements
Schedule 6	Assignment & Assumption of Leases
Schedule 7	Bill of Sale
Schedule 8	Assignment and Assumption of Surviving Operating Agreements
Schedule 9	Assignment of Intangible Property
Schedule 10	Fuel Transportation Agreement
Schedule 11	Non-Competition Agreement
Schedule 12	Purchase Option & Right of First Refusal
Schedule 13	License Agreement
Schedule 14	Transition Services Agreement
Schedule 15	Owner’s Affidavit
Schedule 16	Georgia Lien Affidavit
Schedule 17	Georgia Residency Affidavit
Schedule 18	Tennessee Tax Affidavit
Schedule 19	Convenience Stores
Schedule 20	Convenience Store Values
Schedule 21	Escrow Agreement
Schedule 22-A	Excluded Assets (Remove)
Schedule 22-B	Excluded Assets (Remaining)
Schedule 23	Fuel Branding Agreements
Schedule 24	Known Assumed Fuel Contamination
Schedule 25	Leases
Schedule 26	Operating Agreements
Schedule 27	Permits
Schedule 28	Property Descriptions
Schedule 29	Remediation Summary
Schedule 30	Replacement Jobber Agreements
Schedule 31	Required Consents, Estoppels & Waivers
Schedule 32	Title Requirements
Schedule 33	Trade Names & Marks
Schedule 34	Vehicles
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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of June, 2006, by and between MAPCO EXPRESS, INC., a Delaware corporation (“Buyer”), FAST PETROLEUM, INC., WORTH L. THOMPSON, JR., JOHN E. THOMPSON, THOMPSON MANAGEMENT, INC., THOMPSON ACQUISITIONS, INC., THOMPSON INVESTMENT PROPERTIES, INC., WJET, INC., FAST FINANCIAL SERVICES, INC. AND TOP TIER ASSETS, LLC (collectively, “Seller”).
WITNESSETH:
     WHEREAS, Seller is the owner of forty three (43) convenience stores located in the State of Tennessee and the State of Georgia; and
     WHEREAS, Seller has agreed to sell said convenience stores to Buyer upon the terms and conditions set forth herein.
     NOW THEREFORE, for ONE HUNDRED AND NO/100 US DOLLARS (US $100.00) paid Seller by Buyer, the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. Annex #1 contains a list of certain defined terms used in this Agreement, and such terms (when capitalized) shall have the meanings ascribed to them on Annex #1. Additional terms are defined in the sections of this Agreement, and such terms (when capitalized) shall have the meanings ascribed to them in said sections whenever the same are used herein.
ARTICLE II
PURCHASE AND SALE
     2.1 Transfer. Subject to and in accordance with the other terms of this Agreement, Seller agrees to sell the Assets to Buyer and Buyer agrees to purchase the Assets from Seller. At Closing, Seller shall:
          (i) convey good and marketable fee simple absolute title to each of the Fee Properties to Buyer;
          (ii) assign all of Seller’s right, title and interest in the Leases and the Leased Properties to Buyer;
          (iii) convey good and merchantable title to the Personal Property, the Fuel Inventory and the Merchandise Inventory to Buyer;
          (iv) assign all of Seller’s right, title and interest in the Surviving Operating Agreements to Buyer; and
          (v) assign all of Seller’s right, title and interest in the Intangible Property to Buyer.

          Seller shall assign, transfer and convey the Assets to Buyer, at Closing, free of Liens and other encumbrances, except the Properties shall be transferred to Buyer subject to the Permitted Encumbrances.
     2.2 Earnest Money. Buyer has deposited the Earnest Money pursuant to the terms of the Escrow Agreement. The Earnest Money shall be credited against the amounts due Seller under this Agreement at Closing. The Earnest Money shall be refunded to Buyer only to the extent provided in the Escrow Agreement. Except as otherwise expressly provided in the Escrow Agreement or this Agreement, if this Agreement is terminated, the Earnest Money shall be paid to Seller.
     2.3 Liens. Seller shall cause all Liens to be released by Closing; provided, however, if Seller is unable to obtain a release of any Lien securing a loan entered into by Seller by Closing, then Seller shall (i) obtain a payoff letter from the holder of the loan setting forth the amount required to payoff the loan in full on the Closing Date, (ii) cause such amount to be paid to the holder of the loan, at Closing, by the Title Company, (iii) cause the Owner’s Title Insurance Policy (or marked-up title insurance commitment for the same) issued to Buyer, at Closing, to insure Buyer against all loss and damage that Buyer may suffer as a result of the enforcement or attempted enforcement of any Lien or the debt secured thereby, and (iv) obtain and record an instrument releasing such Lien within ten (10) Business Days after the Closing Date. If Seller fails to fulfill its obligations under this section, then, in addition to any other remedy available hereunder or at law or in equity, Buyer may, but shall not be obligated to, fulfill such obligation on behalf of Seller, in which event Seller shall reimburse Buyer, upon demand, for all costs, expenses and reasonable attorneys’ fees (without regard to any statutory presumption) that Buyer incurs in connection therewith. Buyer shall have the right to deduct any amount that Seller owes Buyer under this section from the Purchase Price or any other amounts due Seller hereunder.
ARTICLE III
PRICE
     3.1 Purchase Price. Subject to the other terms of this Agreement, the purchase price of the Assets, other than the Fuel Inventory, Food Supplies and the Merchandise Inventory, is Forty Six Million Thirty Five Thousand Six Hundred Thirty Five and No/100 US Dollars (US $46,035,635.00) (the “Purchase Price”). The Purchase Price shall be allocated for tax purposes as provided on Schedule 1. Subject to the prorations, credits and adjustments provided for in this Agreement, Buyer shall pay the Purchase Price to Seller at Closing.
     3.2 Inventory.
          3.2.1 Estimates. Three (3) Business Days prior to the date the Closing is scheduled to occur, Seller shall furnish Buyer with a written statement setting forth Seller’s best estimate of the Fuel Inventory, the Merchandise Inventory, and the Food Supplies as of the Closing.
          3.2.2 Fuel Inventory.
               (a) At Closing, Buyer shall pay Seller an amount equal to One Million One Hundred Fifty Six Five Hundred Forty One and No/100 US Dollars (US $1,156,541.00), which is ninety-five percent (95%) of the estimated value of the Fuel Inventory (the “Fuel Inventory Estimate”). Within ten (10) Business Days after the Closing, Buyer and Seller shall (i) determine the number of gallons of each grade of motor vehicle fuel comprising the Fuel Inventory, and (ii) execute a written statements setting forth the same.

               (b) The purchase price of the Fuel Inventory (the “Fuel Inventory Price”) shall be: (i) the purchase price of the Fuel Inventory paid by Seller (i.e. the amount Seller paid the applicable suppliers for the same), calculated on a first in, first out basis; plus (ii) applicable taxes on the Fuel Inventory paid by Seller, including, but not limited to, the petroleum tax imposed under T.C.A. Section 67-3-101 et seq.; plus (iii) an amount equal to the freight charges that Buyer would be required to pay to deliver the Fuel Inventory to the Properties under the Fuel Transportation Agreement to be executed by Seller and Buyer under Section 6.2.2(f), which shall be in lieu of any transportation or hauling charges paid by Seller. At Closing, Seller shall furnish Buyer with (i) all information necessary to calculate the Fuel Inventory Price, including, without limitation, fuel delivery records for each of the Properties, invoices for each layer of product forming a part of the Fuel Inventory, tax information, and receipts, and (ii) a written statement setting forth the Fuel Inventory (by grade of fuel at each of the Properties) and the amount Seller paid for each layer of product comprising the Fuel Inventory (by grade of fuel at each of the Properties), calculated on a first in, first out basis.
               (c) For purposes hereof, the Fuel Inventory shall be determined based on a physical inventory of the fuel within the UST Systems taken by Buyer and Seller on the Closing Date, adjusted to take into account any fuel sales at the Convenience Stores between such readings and the Effective Time. If the Fuel Inventory Estimate exceeds the Fuel Inventory Price, then Seller shall refund the difference to Buyer within ten (10) Business Days after the Closing. If the Fuel Inventory Price exceeds the Fuel Inventory Estimate, then Buyer shall pay Seller the difference within ten (10) Business Days after the Closing; provided, however, if Seller has not satisfied its obligations under Section 2.3, Buyer may withhold any amount it owes Seller under this subsection until such obligations are satisfied and Buyer may deduct any sums that Seller owes Buyer under Section 2.3 from such amounts.
     3.2.3 Merchandise Inventory.
               (a) At Closing, Buyer shall pay Seller an amount equal to Two Million Ninety One Thousand Three Hundred Thirty and No/100 US Dollars (US $2,091,330.00), which is ninety-five percent (95%) of the estimated value of the Merchandise Inventory (the “Merchandise Inventory Estimate”). Within ten (10) Business Days after the Closing, Buyer and Seller shall (i) determine the Merchandise Inventory, and (ii) execute a written statement setting forth the Merchandise Inventory (by category of item and location) and the retail value of the Merchandise Inventory (by category of item and location) based on the prices charged by Seller for the same; provided the amounts charged by Seller must comply with the requirements of Section 5.1(n). As part of such statement, Seller shall certify to Buyer, in writing, the retail price of all items comprising the Merchandise Inventory and the acquisition cost of the cigarettes, cigars and other tobacco products forming a part of the Merchandise Inventory, calculated on a first in, first out basis. Prior to the Closing Date, Seller shall remove all damaged and out-of-date merchandise from the Properties and all items that Buyer reasonably determines are non-saleable or unusable.
               (b) The purchase price of the Merchandise Inventory (the “Merchandise Inventory Price”) shall be an amount equal to: (i) seventy percent (70%) of the retail value of the Merchandise Inventory other than cigarettes, cigars and other tobacco products, based on the prices charged by Seller for the same (provided the amounts charged by Seller must comply with the requirements of Section 5.1(n)); plus (ii) the acquisition cost of the cigarettes, cigars and other tobacco products forming a part of the Merchandise Inventory (i.e. the amount Seller paid the applicable suppliers for the same), calculated on a first in, first out basis.
               (c) For purposes hereof, the Merchandise Inventory shall be determined based on a physical inventory of the Convenience Stores conducted by representatives of Seller and

Buyer on the Closing Date, with the results of such inventories being adjusted to reflect sales at the Convenience Store between the completion of such inventory and the Effective Time. If the Merchandise Inventory Estimate exceeds the Merchandise Inventory Price, then Seller shall refund the difference to Buyer within ten (10) Business Days after the Closing. If the Merchandise Inventory Price exceeds the Merchandise Inventory Estimate, then Buyer shall pay Seller the difference within ten (10) Business Days after the Closing; provided, however, if Seller has not satisfied its obligations under Section 2.3, Buyer may withhold any amount it owes Seller under this subsection until such obligations are satisfied and Buyer may deduct any sums that Seller owes Buyer under Section 2.3 from such amounts.
               (d) Seller shall return all beer and alcohol to the distributor who supplied the same to the Convenience Stores, and Seller shall coordinate with Buyer to cause such distributor to restock the Convenience Stores with beer and alcohol, in a manner reasonably acceptable to Buyer. Buyer shall purchase such beer and alcohol directly from the distributor, not from Seller.
     3.2.4 Food Supplies.
               (a) At Closing, Buyer shall pay Seller an amount equal to One Hundred Two Thousand Five Hundred Forty Three and No/100 US Dollars (US $102,543.00), which is ninety-five percent (95%) of the estimated value of the Food Supplies (the “Food Supplies Estimate”). Within ten (10) Business Days after the Closing, Buyer and Seller shall (i) determine the Food Supplies, and (ii) execute a written statement setting forth the Food Supplies (by category of item and location) and the cost of the Food Supplies (by category of item and location) based on the prices paid by Seller for the same. As part of such statement, Seller shall certify to Buyer, in writing, purchase price paid by Seller for all items comprising the Food Supplies, calculated on a first in, first out basis, and furnish Buyer with all information necessary to calculate the Food Supplies Price, including, without limitation, delivery records for each of the Properties, invoices for each product forming a part of the Food Supplies and receipts.
               (b) The purchase price of the Food Supplies (the “Food Supplies Price”) shall be the purchase price of the Food Supplies paid by Seller (i.e. the amount Seller paid the applicable suppliers for the same), calculated on a first in, first out basis, excluding the price of any opened packages, boxes or containers containing Food Supplies. For purposes hereof, the Food Supplies shall be determined based on a physical inventory of the Properties taken by Buyer and Seller on the Closing Date, without adjustment. If the Food Supplies Estimate exceeds the Food Supplies Price, then Seller shall refund the difference to Buyer within ten (10) Business Days after the Closing. If the Food Supplies Price exceeds the Food Supplies Estimate, then Buyer shall pay Seller the difference within ten (10) Business Days after the Closing; provided, however, if Seller has not satisfied its obligations under Section 2.3, Buyer may withhold any amount it owes Seller under this subsection until such obligations are satisfied and Buyer may deduct any sums that Seller owes Buyer under Section 2.3 from such amounts.
     3.2.5 Inventory. Buyer shall retain an audit company to assist with the physical inventory of the Convenience Stores on the Closing Date. At Closing, Buyer and Seller shall each pay one-half (1/2) of the fee charged by such company to provide such assistance.
     3.2.6 Reconciliation. For a period of ninety (90) days after the Closing, Buyer shall have the right to audit Seller’s books and records related to the retail prices charged by the Seller for the Merchandise Inventory. Seller agrees to make such books and records available for Buyer’s review at the Seller’s offices in Dalton, Georgia. In the event any audit by Buyer of such books and records reveals that Seller has overcharged Buyer for the Merchandise Inventory, (i) Seller shall pay Buyer the amount of the overcharge, and (ii) if the amount of the overcharge equals or exceeds Ten Thousand and No/100

Dollars ($10,000.00), Seller shall reimburse Buyer for the cost of such audit. In the event any audit by Buyer of such books and records reveals that Seller has undercharged Buyer for the Merchandise Inventory, Buyer shall pay Seller the amount of the undercharge after deducting the cost of the audit therefrom.
     3.3 Petty Cash. All cash belonging to Seller that is located at the Convenience Stores as of the Effective Time (including, but not limited to, money in cash registers, safes, and vending machines) shall remain and become the property of Buyer, excluding cash in ATMs; provided Buyer shall reimburse Seller for the cash transferred to Buyer pursuant to this section within ten (10) Business Days after the Closing. All other cash and receipts related to operation of the Convenience Stores prior to the Effective Time shall remain Seller’s property and shall be removed by Seller prior to the delivery of the Properties to Buyer. Representatives of Seller and Buyer shall count the cash at the Convenience Stores on the Closing Date, with the results of such count being adjusted to reflect sales at the Convenience Store between the completion of such count and the Effective Time.
     3.4 Payments. All amounts that the parties owe to each other under the terms of this Article shall be paid, in immediately available funds, by wire transfer to the account specified by the payee, in writing.
ARTICLE IV
COVENANTS
     4.1 Entry and Inspection. Buyer and its agents, employees, contractors and representatives shall have the right to (i) enter upon the Properties and access the Personal Property for purposes of performing inspections, tests, surveys, site planning, geotechnical reviews, environmental assessments (including, but not limited to, soil and ground water testing), appraisals and other similar activities, and (ii) examine and make copies of all books and records related to the Convenience Stores or the Assets in Seller’s possession or control. Seller agrees to make such books and records available to Buyer at Seller’s office in Dalton, Georgia. Prior to Closing, Buyer agrees to conduct its activities on the Properties in a manner that does not unreasonably interfere with the operation of the Convenience Stores. In the event this Agreement is terminated, Buyer shall repair any material damage to the Properties or Personal Property resulting from Buyer’s activities, which obligation shall survive the termination of this Agreement.
     4.2 Management.
               (a) Prior to Closing, Seller shall: (i) operate the Convenience Stores in their usual and ordinary course of business, (ii) make all repairs necessary to ensure that the Properties and Personal Property are in good working order as of the Closing, and (iii) not encumber the Assets or enter into any agreement affecting the Assets or Convenience Stores, except for agreements expressly authorized under the other sections of this Agreement. Without limiting the generality of the foregoing, Seller shall correct all of the conditions identified on Schedule 2, in a manner reasonably satisfactory to Buyer, prior to Closing.
               (b) If Seller has not completed any repairs or other work required under subsection 4.2(a) by Closing, then: (i) Seller shall deposit an amount equal to one hundred twenty-five percent (125%) of the cost of completing the same, as determined by Charles Campbell Construction or another contractor reasonably approved by Buyer, in writing, with Buyer at Closing (the “Maintenance Holdback”); and (ii) Buyer may, in addition to any other remedy available hereunder or at law or in equity, complete such repairs or other work, on behalf of Seller, should Seller fail to continuously and diligently correct the same after Closing, in which event Buyer may retain the Maintenance Holdback to the extent necessary to cover the costs and expenses that Buyer incurs in connection therewith; provided if the Maintenance Holdback is not sufficient to pay such costs and expenses, Seller shall pay Buyer the deficiency within ten (10) Business Days after Buyer’s written demand for the same. Once all such Defects have been cured, Buyer shall pay the Maintenance Holdback to Seller, less any portion thereof retained by Buyer in accordance with the terms of this subsection. While any repairs or other work is being performed by Seller after Closing pursuant to this subsection, Seller shall maintain liability insurance reasonably satisfactory to Buyer and Seller shall use reasonable efforts to minimize the disturbance caused by such repairs and other work. Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, actions, lawsuits, losses, damages, liabilities, (including, but not limited to, court costs, reasonable attorneys’ fees [without regard to any statutory presumption], and litigation expenses) which may at any time be imposed upon, incurred by or asserted or awarded against Buyer that arise or result from the performance of any repairs or other work by Seller or any of its agents, employees, contractors or representatives after Closing.
               (c) Seller has maintained a system of internal controls sufficient to provide reasonable assurance that Seller’s transactions are executed with management’s authorization, Seller’s transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets (access to Seller’s assets is permitted only in accordance with management’s authorization), and the recorded amount for Seller’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and there are no significant deficiencies or material weaknesses in the design or operation of said internal controls; and (ii) Seller has not been informed by its independent auditors, accountants, consultants or others involved in the review of said internal controls that significant deficiencies or material weaknesses exist in the same which could adversely affect Seller’s ability to record, process, summarize and report financial data.
     4.3 Agreements.
          4.3.1 Compliance. Seller shall comply with the terms of the Leases and the Operating Agreements through the Closing, and Seller shall use reasonable efforts to enforce the terms thereof. Seller shall immediately notify Buyer, in writing, if there is an allegation that Seller has defaulted under any of the Leases or the Surviving Operating Agreements or if Seller determines that any other party has defaulted under the Leases or the Surviving Operating Agreements.
          4.3.2 Termination & Amendment. Except as otherwise expressly requested by Buyer, in writing, Seller shall not amend, modify, terminate, extend or waive any of the provisions of the Leases or the Surviving Operating Agreements.
          4.3.3 Consents, Estoppels & Waivers. Seller shall use reasonable efforts to obtain: (i) the Required Consents, Estoppels & Waivers and any other consents necessary to allow Seller to assign the Leases and the Surviving Operating Agreements to Buyer; and (ii) all estoppel certificates related to the Permitted Encumbrances reasonably requested by Buyer.
          4.4 Permits. Seller shall comply with the terms of all Permits and maintain the same in good standing until the Closing. All fees and other charges due in connection with the Permits shall be paid by Seller, in full, through the Closing. Seller agrees that Buyer may freely contact governmental officials to determine the steps required to assign the Permits or obtain replacements of the same. Seller and Buyer shall use reasonable efforts to obtain, as quickly as possible, all consents required to allow the assignment of the Permits to Buyer or replacements for the same to be issued to Buyer effective as of the Closing; provided Buyer shall be responsible for paying all fees and posting all bonds required in connection therewith.

     4.5 Environmental Matters.
          4.5.1 Pre-Closing Actions. Seller agrees to complete all of the following corrective measures, in a manner reasonably satisfactory to Buyer, within ten (10) Business Days after the Execution Date:
               (i) Remove all drums and containers at Convenience Store #183, engage Buyer’s environmental consultant to test the stained soil, excavate and properly remove the stained soil from the Property under the supervision of such consultant, and test the remaining soil to confirm that any contamination has been properly removed, and undertake any further testing or action required by the consultant in order to obtain its written approval that no further action is recommended for the investigation of the Property and confirming that there is no recognized environmental condition.
               (ii) Remove all drums and waste in the dumpster at Convenience Store #207 from the Property.
          4.5.2 Known Assumed Fuel Contamination. After Closing, Buyer shall be responsible for performing all work required to monitor, cleanup, or otherwise remediate the Known Assumed Fuel Contamination on the Properties to the extent (but only to the extent) validly required under Environmental Laws by the governmental authority charged with administering the same in the areas where the affected Properties are located; provided, however, Buyer shall have the right to negotiate and contest such requirements and, so long as Buyer is acting in good faith and with reasonable diligence, Buyer may refrain from complying with such requirements until a final and unappealable court order has been entered enforcing the same.
          4.5.3 Worsley Fuel Contamination. Seller shall remain responsible for causing all work required to monitor, cleanup, or otherwise remediate the Worsley Fuel Contamination to the extent (but only to the extent) validly required under Environmental Laws by the governmental authority charged with administering the same in the areas where the affected Properties are located. Seller shall comply with and enforce the terms of the Worsley Remediation Agreement, and Seller shall promptly notify Buyer of any violation of the terms thereof or any material change in the status of the Worsley Fuel Contamination. Seller acknowledges that Buyer is not assuming any obligations or liabilities related to the Worsely Contamination, and Buyer shall not be responsible for monitoring, cleaning-up, or otherwise remediating the same.
          4.5.4 Information & Agreements. Seller represents and warrants to Buyer, as of the Execution Date and the Closing, that: (i) Seller has furnished Buyer with true, accurate and complete copies of all correspondence, environmental assessments, test results, remediation plans and other materials related to the Known Assumed Fuel Contamination and the Worsley Fuel Contamination; (ii) the conditions giving rise to the Known Assumed Fuel Contamination and the Worsley Fuel Contamination have been resolved and are no longer resulting in the release of Hazardous Materials on the Properties; (iii) Seller has furnished Buyer with a true, accurate and complete copy of all agreements between Seller and its environmental consultants and contractors related to the Known Assumed Fuel Contamination and the Worsley Fuel Contamination (collectively, the “Remediation Agreements”); (iv) the Remediation Agreements are in full force and effect; (v) the Remediation Agreements have not been amended, modified or terminated; (vi) none of the parties to the Remediation Agreements is in default thereunder; (vii) the Remediation Summary is true, accurate and complete, (viii) there are no unpaid amounts owed by Seller under the Remediation Agreements, and (ix) Seller’s Remediation Agreements are with parties who have received approval to perform the required work in accordance with Environmental Laws.

          4.5.5 Seller’s Environmental Indemnity. Except for the Known Assumed Fuel Contamination, Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, actions, lawsuits, losses, damages, liabilities, (including, but not limited to, court costs, reasonable attorneys’ fees [without regard to any statutory presumption], and litigation expenses) which may at any time be imposed upon, incurred by or asserted or awarded against Buyer as a result of: (i) any Hazardous Materials located on or released from the Properties prior to the Closing, including, but not limited to, any investigation, assessment, monitoring, removal, remediation, clean-up, or abatement thereof required by governmental authorities pursuant to Environmental Laws; (ii) any violation by, or claim of violation by, Seller or any of its Affiliates, employees, agents, invitees, tenants, licensees, contractors or representatives of Environmental Laws; (iii) the Worsley Fuel Contamination, (iv) any Bulk Plant Contamination; or (v) the imposition of any lien against the Properties for damages caused by, or the recovery of any costs incurred for the cleanup of, Hazardous Materials located on, under or about the Property as of the Closing. The provisions of this section shall survive the Closing for a period of one (1) year, except there shall be no limitation on the survival period of Seller’s indemnification obligation hereunder with respect to matters known to Seller but not disclosed to Buyer as of the Closing, the Worsley Fuel Contamination and any Bulk Plant Contamination.
          4.5.6 Buyer’s Environmental Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all claims, actions, lawsuits, losses, damages, liabilities, (including, but not limited to, court costs, reasonable attorneys’ fees [without regard to any statutory presumption] and litigation expenses) which may at any time be imposed upon, incurred by or asserted or awarded against Seller as a result of the presence of any Hazardous Materials released on the Properties by Buyer after Closing or discharged from the Properties by Buyer after Closing, including, but not limited to, any investigation, assessment, monitoring, removal, remediation, clean-up, or abatement thereof required by governmental authorities pursuant to Environmental Laws.
          4.5.7 UST Funds. Buyer shall be entitled to all compensation and other financial assistance available under the UST Funds and other governmental assistance programs as a result of any assessments, testing, monitoring, clean-up or remediation by Buyer of the Known Assumed Fuel Contamination and, and Seller shall, upon Buyer’s request, cooperate and assist with Buyer’s efforts to obtain such compensation and assistance.
     4.6 Title Matters. Seller shall cause all of the Title Requirements to be satisfied on or prior to the Closing Date in a manner which does not result in any additional exceptions or exclusions being added to the Title Commitment or the Title Policy, which obligation shall include, but is not limited to, delivery of (i) properly executed and recordable memoranda of leases, (ii) properly executed and recordable assignments of leases and terminations of leases, (iii) waivers of potential lease violations, (iv) evidence sufficient to confirm that some restrictions do not affect the Properties, (v) information sufficient to allow the Title Company to identify all of the Properties, and (vi) an assignment of certain purchase option rights. This section shall in no way limit the obligations of Seller that are otherwise set forth in this Agreement concerning the status of the title to the Properties to be delivered at Closing.
     4.7 Employees and Benefits. Buyer may interview and communicate with the employees of the Convenience Stores. Buyer agrees to offer employment to the employees actively employed at Convenience Stores by Seller immediately prior to Closing (the “Store Employees”) who satisfy Buyer’s hiring requirements and are not on leave pursuant to the Family Medical Leave Act, any worker’s compensation law or any other program of Seller or Applicable Laws (Store Employee accepting such offers are referred to as “Hired Employees”); provided, however, nothing herein shall be deemed to (i) create or grant to any Store Employees or Hired Employees third-party beneficiary rights or claims under this Agreement, or (ii) alter any employment-at-will relationship between Buyer and the Hired

Employees. Seller shall permit Buyer to meet with the Store Employees, at the Properties or such other location as Buyer may select. Notwithstanding Buyer’s employment of the Hired Employees, Seller shall indemnify, defend and hold harmless Buyer from and against: (i) any and all workers’ compensation and other claims made by any Hired Employees arising from injury, illness, or act occurring prior to the Closing Date; and (ii) any accrued benefits and liabilities, claims, lawsuits and administrative charges pertaining to the Hired Employees arising out of the Hired Employee’s employment with Seller prior to the Closing.
     4.8 Business Taxes. Seller shall be responsible for paying, prior to delinquency, all Pre-Closing Business Taxes and all sales taxes imposed as a result of the transfer of the Assets to Buyer pursuant to this Agreement. To the extent possible, Seller shall pay the Pre-Closing Business Taxes (except income taxes) prior to Closing and provide Buyer with reliable evidence of such payment, including, but not limited to, tax clearance certificates issued no more than thirty (30) days prior to Closing, from (i) the State of Tennessee, pursuant to T.C.A. §67-6-513 et. seq., confirming that all sales and use taxes due as of date of the certificate have been paid in full, and (ii) the State of Georgia confirming that all sales and use taxes and employee withholding due as of the date of the letter have been paid in full. In the event any Pre-Closing Business Taxes are not paid at Closing, Seller shall pay the same prior to delinquency. If a Lien is filed against any of the Assets as a result of Seller’s failure to pay any Pre-Closing Business Taxes or if any governmental entity seizes or seeks to seize any of the Assets as a result of Seller’s failure to pay any Pre-Closing Business Taxes, then Buyer may, in addition to any other remedies available to it hereunder or at law or in equity, pay the same and take such other actions as are reasonably necessary to protect its interest in the Assets, in which event Seller shall reimburse Buyer, upon demand, for all costs and reasonable attorneys’ fees (without regard to any statutory presumption) it incurs in connection therewith.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.1 Seller’s Representations & Warranties. Seller represents and warrants to Buyer, as of the Execution Date and the Closing, that:
               (a) Power & Authority. (i) Seller is duly organized, validly existing and in good standing under the laws of the State of Georgia, (ii) Seller has all power and authority necessary for Seller to enter into and perform its obligations under this Agreement, subject to Seller obtaining the Required Consents, Estoppels & Waivers, (iii) this Agreement is enforceable against Seller in accordance with its terms, (iv) the execution, delivery and performance of this Agreement by Seller does not conflict with or constitute a breach of any contract, agreement or other instrument by which Seller is bound, and (v) the execution, delivery and performance of this Agreement by Seller does not conflict with or result in a breach of any order, judgment, writ, injunction or decree of any court, arbiter or governmental authority.
               (b) Bankruptcy. (i) Seller has not filed any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, (ii) Seller has not had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, and (iii) Seller has not been adjudicated as bankrupt or insolvent.
               (c) Claims & Actions. Except as otherwise disclosed on Schedule 3, there are no pending or, to the best of Seller’s knowledge, threatened claims, lawsuits, or other legal proceedings that will or could have a material adverse effect on the Convenience Stores, the Assets or Seller’s ability to perform its obligations under this Agreement.
               (d) Governmental Proceedings. (i) to the best of Seller’s knowledge, there are no pending or threatened governmental actions, proceedings or investigations that could have material adverse effect on the Convenience Stores, the Assets or Seller’s ability to perform its obligations under this Agreement, including, but not limited to, condemnation or eminent domain proceedings, except for the possible acquisition of a right-of-way on Convenience Store #193 pursuant to the terms of that certain unexecuted Department of Transportation Option for Right of Way attached hereto as Schedule 4 (the “Proposed ROW Agreement”), and (ii) no portion of the property used in the operation of the Convenience Stores has been taken by condemnation or eminent domain during the preceding twelve (12) months.
               (e) HSR Compliance. (i) the total consideration payable to Seller in connection with the transaction contemplated by this Agreement will be less than Fifty Six Million Seven Hundred Thousand and No/100 US Dollars (US $56,700,000.00), which is the “size of transaction test” under the HSR Act, and (ii) the transaction contemplated by this Agreement will not be subject to the HSR Act and a pre-merger notification filing under the HSR Act will not be required in connection therewith.
               (f) Condition. (i) the Personal Property and the Properties are in good working order and condition, except for normal wear and tear that does not impair functionality, and are free of material defects, (ii) the Assets comply in all materials respects with Applicable Laws and the Permitted Encumbrances, (iii) no portion of the Properties or the Personal Property has suffered damage caused by fire or other casualty that cost more than Ten Thousand and No/100 US Dollars (US $10,000.00), in the aggregate, to repair, (iv) no portion of the Properties has been used as a landfill, junkyard or dump, (v) there are no pending or contemplated actions, proceedings, plans or proposals to alter, re-route or close any road adjacent to the Properties or to close any curb cut serving the Properties, except for alterations to one (1) of the curb cuts serving Convenience Store #193 that are identified in the Proposed ROW Agreement, and (vi) there have been no material changes to the Properties during the immediately preceding ninety (90) days.
               (g) Financial Information. (i) the financial information for calendar years 2003, 2004, 2005 and YTD 2006 set forth on Schedule 5 is true, accurate and complete in all material respects, (ii) the audited financial statements of Fast Petroleum, Inc. not included herein or in the Schedules, contain the information for the Convenience stores presented in Schedule 5, (iii) the separate results of the business operations of the Convenience Stores set forth on Schedule 5 are consistent in all respects with said audited financial statements, and (iv) said audited financial statements were prepared in accordance with GAAP, consistently applied.
               (h) Compliance. (i) the operation of the Convenience Stores, as presently conducted by Seller, is permitted on the Properties under Applicable Laws and the Permitted Encumbrances, except the sale of alcohol at Convenience Store #205 is prohibited under the instrument of record in Book 1045, Page 15, Register’s Office for Hamilton County, Tennessee to the extent such instrument is still valid and enforceable, (ii) to the best of Seller’s knowledge, there are no pending or threatened changes in Applicable Laws that could adversely affect Buyer’s ability to operate the Convenience Stores, as presently conducted by Seller, (iii) all governmental permits, licenses, and consents required for the use of the Assets and the operation of the Convenience Stores have been issued and are in full force and effect, (iv) Seller has furnished Buyer with a true, accurate and complete copy of all Permits, (v) there are no outstanding violations of the terms of the Permits, and there are no pending or, to the best of Seller’s knowledge, threatened actions to revoke or suspend any of the Permits, (vi) the Permits are the only governmental permits, licenses or approvals related to the Assets or the operation of the Convenience Stores, and (vii) Seller has paid all fees and other charges due in connection with the Permits for the year of Closing and prior periods.
               (i) Warranties. (i) Seller has furnished Buyer with a true, accurate and complete copy of all Warranties in Seller’s possession or control, and (ii) all conditions to the effectiveness of the Warranties have been satisfied.
               (j) Fee Properties. Seller will have a good and marketable fee simple absolute estate in the Fee Properties at Closing, subject only to applicable Permitted Encumbrances and the Surviving Operating Agreements applicable to the Fee Properties.
               (k) Leased Properties. (i) Seller has furnished Buyer with a true, accurate and complete copy of the Leases, (ii) the Leases are in full force and effect and have not been amended, modified or supplemented, (iii) Seller has not assigned the Leases, (iv) Seller’s right, title and interest in the Leases is unencumbered; (v) Seller is not in default under the Leases and no matter exists which with the giving of notice, the passage of time or both would constitute such a default, (vi) to the best of Seller’s knowledge, none of the other parties is in default under the Leases and no matter exists which with the giving of notice, the passage of time, or both would constitute such a default, (vii) Seller has obtained all consents required for Seller to validly assign the Leases to Buyer at Closing, except the Required Consents, Estoppels & Waivers, and (viii) none of the Leased Properties are owned by one of Seller’s Affiliates or any family member of Seller’s Affiliates, except for that certain Lease Agreement, dated June 6, 2003, between ET, LLC, as landlord, and Fast Petroleum, Inc., as tenant, as amended by that First Amendment to Lease Agreement, dated June 6, 2003, pertaining to Convenience Store #195.
               (l) Possession. Except as otherwise expressly provided in the Surviving Operating Agreements, no Person will have the right to occupy any portion of the Properties except for Buyer.
               (m) Operating Agreements. (i) Seller has furnished Buyer with a true, accurate and complete copy of each of the Operating Agreements, (ii) Seller is not in default under the Operating Agreements and no matter exists which with the giving of notice, the passage of time or both would constitute such a default, (iii) to the best of Seller’s knowledge, none of the other parties is in default under the Operating Agreements and no matter exists which with the giving of notice, the passage of time, or both would constitute such a default, (iv) there are no restrictions upon Seller’s ability to assign its interest in the Operating Agreements to Buyer, except restrictions expressly set forth therein, (v) no party is entitled to any offsets, credits, adjustments or abatements with respect to the amounts it owes Seller under the Operating Agreements, (vii) Seller has not entered into any Operating Agreements with Seller’s Affiliates or any family member of Seller’s Affiliates, and (viii) Seller will obtain all consents required for Seller to validly assign the Surviving Operating Agreements to Buyer at Closing.
               (n) Operation. (i) Seller has not increased the retail price of the merchandise (excluding motor vehicle fuels) sold at the Convenience Stores during the preceding sixty (60) days, except for increases in the price of any item equal to increases in the amount paid by Seller to acquire such item, (ii) Seller has operated the Convenience Stores in their usual and customary course of business during the preceding sixty (60) days, and (iii) the Records contain all material information and records maintained by or on behalf of Seller in connection with the acquisition, development, construction, improvement, ownership, occupancy, maintenance, repair, leasing use or operation of the Assets and the Convenience Stores during the twenty-four (24) months immediately preceding the Closing.
               (o) No Other Agreements. (i) the Leases, the Surviving Operating Agreements and the Permitted Encumbrances will be the only agreements (oral or written) related to the operation of the

Convenience Stores or affecting the Assets as of the Closing, except Seller has granted Miller Brewing Company and Coca Cola, Inc. oral authorization to use the billboards located at Convenience Stores #178, #180, #181 and #186 owned by Seller, (ii) Seller is the owner of such billboards and has the right to freely revoke such oral authorizations any time after July 1, 2006, in its sole discretion, (iii) Seller has no on-going obligations, duties or liabilities to Miller Brewing Company or Coca Cola, Inc. with respect to such billboards, except for the obligation to allow them to continue using the billboards until July 1, 2006, and (iv) the Excluded Assets identified as “Vendor Supplied Items — No Operating Agreement” are supplied (at no charge) to Seller by a vendor, Seller or the vendor may cause said “Vendor Supplied Items — No Operating Agreement” to be removed at any time from the Convenience Stores (without liability), and there are no agreements (oral or written) related to such “Vendor Supplied Items — No Operating Agreement.”
               (p) No Other Properties. (i) the Properties include all real property used in connection with the operation of the Convenience Stores, except Seller’s headquarters at 745 College Drive, Dalton, Georgia and Seller’s warehouse and other operations at 1727 US Hwy 41 South, Dalton, Georgia, (ii) except for the Excluded Assets, the Assets include all personal property located on the Properties, (iii) all of the personal property used by Seller in the operation of the Convenience Stores is located on the Properties, except for the Excluded Assets and items normally maintained at Seller’s headquarters at 745 College Drive, Dalton, Georgia or Seller’s warehouse and other operations at 1727 US Hwy 41 South, Dalton, Georgia, (iv) no personal property has been removed from the Properties during the preceding sixty (60) days, except for (A) fuel and other merchandise sold in the ordinary course of operating the Convenience Stores and (B) food and other supplies used in the ordinary course of operating the Convenience Stores, (v) Seller has maintained customary levels of food and other supplies at the Convenience Stores through the Closing, (vi) Seller, Seller’s Affiliates and the family members of Seller’s Affiliates do not own or lease any real property adjacent to the Convenience Stores that is not included in the Properties, except for the Bulk Plant Site and land adjacent to Convenience Store #215, and (vii) there are no agreements granting Seller, Seller’s Affiliates or the family members of Seller’s Affiliates the right to acquire or lease any real property adjacent the Properties.
               (q) Branded Jobber Agreements. Seller’s total outstanding obligations and liabilities under the Fuel Branding Agreements and related documents with respect to the repayment of incentives and the re-branding of the Convenience Stores do not exceed (i) One Million Four Hundred Thirty Thousand Three Hundred Ninety and 27/100 US Dollars (US $1,430,390.27) to BP Products North America, Inc.; (ii) Forty Seven Thousand Three Hundred Two and No/100 US Dollars (US $47,302.00) to ConocoPhillips Company, (iii) Six Hundred Ninety One Thousand Nine Hundred Fifty One and No/100 US Dollars (US $691,951.00) to ExxonMobil Oil Corporation, and (iv) Ninety Nine Thousand Four Hundred Eight and 93/100 US Dollars (US $99,408.93) to Motiva Enterprises LLC.
               (r) UST Systems. (i) the UST Systems are the only tanks used to store motor vehicle fuels or other Hazardous Materials located on the Properties by Seller or, to the best of Seller’s knowledge, any other Person, (ii) to the best of Seller’s knowledge, all other tanks used to store motor vehicle fuels on the Properties have been lawfully removed, (iii) each the Properties is fully eligible to participate in and benefit from one of the UST Funds, (iv) the UST Systems comply with all Applicable Laws, and (v) all governmental fees and charges due in connection with the ownership and operation of the UST Systems have been paid in full through and including the year 2006.
               (s) Hazardous Materials. Except for the Known Assumed Fuel Contamination and the Worsley Fuel Contamination, to the best of Seller’s knowledge, (i) no Hazardous Materials have been discharged, released, spilled, permitted to migrate, or allowed to escape on, under or about any of the Properties or the Bulk Plant Site in quantities that violate Applicable Laws or in quantities that could require reporting, investigation, assessment, monitoring, removal, remediation, clean-up, or abatement under Applicable Laws, (ii) Seller has not received any summons, directive, notice or other communication, written or oral, from any Person concerning Hazardous Materials released or allegedly released on or from the Properties, (iii) gasoline, diesel fuel and kerosene are the only Hazardous Materials that were stored on the Bulk Plant Site, (iv) the drums previously located on the Bulk Plant Site contained only water and oil for resale to Seller’s customers, have not leaked or spilled, and have been properly removed from said property in compliance with Applicable Laws, and (v) the soil placed upon the plastic sheeting on the Bulk Plant Site is not contaminated with any Hazardous Materials and was removed from a dealer location in Dalton, Georgia that is not one of Properties, (vi) no contaminated soils have been removed from the Properties or any other land and placed on the Bulk Plant Site, and (vii) the monitoring wells located at Convenient Store #175 are not in use.
               (t) Utilities. (i) to the best of Seller’s knowledge, the utility systems serving the Properties are adequate to meet the needs of the Convenience Stores, as presently operated, including, without limitation, water, gas, electric, telephone and sanitary sewer service, (ii) water, electricity, telephone, gas (if applicable) and sanitary sewer service is being provided to the Properties by public utility companies, via publicly dedicated and accepted lines, except for Convenience Stores utilizing private septic systems and are not connected to the public sewer system, (iii) the septic systems serving the Convenience Stores are located entirely on the Properties and are in good working order and condition, free of material defects, and (iv) to the best of Seller’s knowledge, none of the Convenience Stores has experienced flooding or other material problems caused by storm water, except for the one (1) time flooding at Convenience Store #185 and Convenience Store #219 that Seller has previously disclosed to Buyer, in writing.
               (u) Employees. (i) to the best of Seller’s knowledge, Seller has complied with all Applicable Laws relating to the employment of labor at the Convenience Stores, including, but not limited to, those relating to reporting, withholding, wages, hours, equal opportunity, occupational health and safety, employee benefits, leave, severance and the payment of Social Security and other employment taxes, (ii) there are no collective bargaining agreements applicable to the Store Employees, and (iii) to the best of Seller’s knowledge, there are no union organizing efforts being conducted with respect to the Store Employees.
               (v) Benefits. (i) Seller does not have any unpaid liability of any kind or nature whatsoever arising out of or relating to any “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of the ERISA, (ii) at no time has Seller been required to contribute to any “multi employer plan” as defined in Section 3(37) of ERISA, incurred any withdrawal liability as provided in Section 4201 of ERISA, or sponsored, maintained, or contributed to any benefit plan that provides retiree medical or retiree life insurance coverage, (iii) all “employer welfare benefit plans” and “welfare plans” within the meaning of Section 3(1) of ERISA established or maintained by Seller, if any, comply with the terms of the plan and Applicable Laws, including, but not limited to, ERISA, (iv) there are no pending denials of benefit claims or unpaid claims under any such “employer welfare benefit plan” or “welfare plan” established or maintained by Seller, and (v) Seller does not maintain or contribute to any “employee benefit plan” as defined in Section 3(3) of ERISA under which Buyer will incur any liability as a result of the transactions contemplated in this Agreement.
               (w) Taxes. (i) there are no pending contests or appeals involving the assessed value of any Properties or the Personal Property for purposes of any tax or the amount of any Real Property Taxes or Personal Property Taxes, and (ii) to the best of Seller’s knowledge, no new assessments (general or special, public or private) are pending or contemplated against any of the Properties or the Personal Property.

               (x) Intangible Property. (i) Seller is the owner of the Intangible Property, (ii) Seller has the right to assign the Intangible Property to Buyer, and (iii) to the best of Seller’s knowledge, the Trade Names & Marks do not infringe on or conflict with the rights or intellectual property of any other Person.
               (y) Full Disclosure. to the best of Seller’s knowledge, (i) there are no material inaccuracies or omissions in the information regarding the Convenience Stores or the Assets that Seller has furnished to Buyer, and (ii) Seller is not aware of any fact, event or circumstance that could have a material adverse affect on the Convenience Stores, the Assets or Seller’s ability to perform its obligations under this Agreement, excluding general market conditions.
               (z) 1445 Certifications. Seller is not (i) a “foreign person,” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended, or (ii) a “disregarded entity” as such term is defined in Section 1.1445-2(b)(2)(iii) of the Code of Federal Regulations.
               (aa) Patriot Act. Neither Seller nor any of its Affiliates is, or will become, a person or entity with whom U.S. persons are restricted from doing business with under Applicable Laws, including, without limitation, the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order 13224 or the United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (“USA Patriot Act”).
     The representations and warranties of Seller set forth in this Section 5.1 shall survive the Closing for a period of twelve (12) months, except there shall be no limitation on the survival period of the representations and warranties set forth in Sections 5.1(a), 5.1(v), and 5.1(aa) or claims arising as a result of Seller’s fraud or knowing misrepresentation.
     5.2 Buyer’s Representations & Warranties. Buyer represents and warrants to Seller, as of the Execution Date and the Closing, that:
               (a) Power & Authority. (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) upon Seller obtaining the Required Consents, Estoppels & Waivers, Buyer will have all power and authority necessary for Buyer to enter into and perform its obligations under this Agreement, provided Buyer is relying on the representations and warranty set forth in Section 5.1(e) in making this representation and warranty, (iii) this Agreement is enforceable against Buyer in accordance with its terms, (iv) the execution, delivery and performance of this Agreement by Buyer does not conflict with or constitute a breach of any contract, agreement or other instrument by which Buyer is bound, and (v) the execution, delivery and performance of this Agreement by Buyer does not conflict with or result in a breach of any order, judgment, writ, injunction or decree of any court, arbiter or governmental authority.
               (b) Bankruptcy. (i) Buyer has not filed any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, (ii) Buyer has not had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, and (iii) Buyer has not been adjudicated as bankrupt or insolvent.
               (c) Claims & Actions. There are no pending or, to the best of Buyer’s knowledge, threatened claims, lawsuits, or other legal proceedings that will or could have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

               (d) Governmental Proceedings. To the best of Buyer’s knowledge, there are no pending or threatened governmental actions, proceedings or investigations that could have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement.
               (e) Patriot Act. Neither Buyer nor any of its Affiliates is, or will become, a person or entity with whom U.S. persons are restricted from doing business with under Applicable Laws, including, without limitation, the regulations of the OFAC of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order 13224 or the USA Patriot Act.
               The representations and warranties of Buyer set forth in this Section 5.2 shall survive for a period of twelve (12) months except there shall be no limitation on the survival period of the representations and warranties set forth in Sections 5.2(a) and 5.2(e).
ARTICLE VI
CLOSING
     6.1 Conditions to Closing.
               (a) Buyer’s obligation to consummate the transaction contemplated by this Agreement is contingent upon all of the following conditions (the “Closing Conditions”) being satisfied as of the date and time the Closing is scheduled to take place under Section 6.2:
               (i) Seller not being in default under this Agreement, and all of the representations and warranties made by Seller in this Agreement being true, accurate and complete in all material respects;
               (ii) no material adverse change affecting the Assets or the Convenience Stores occurring after the Execution Date, including, but not limited to, any material adverse change in physical condition or environmental condition, pending or threatened lawsuit or similar proceeding, actual or pending change in Applicable Laws, or actual or pending taking by condemnation or other governmental action;
               (iii) there being no Title Defects, and Buyer receiving the Title Policies or revised versions of the Title Commitments that irrevocably and unconditionally commit to issue the Title Policies;
               (iv) there being no Hazardous Materials on, under or about any Property whose Remediation Cost, in Buyer’s judgment, will exceed the sums that will be paid to Buyer under the UST Funds to cover such Remediation Costs, including, but not limited to, any Hazardous Materials that, in Buyer’s judgment, are not covered by the UST Funds;
               (v) Buyer’s receipt of the Required Consents, Estoppels & Waivers;
               (vi) Buyer or its Affiliate, Williamson Oil Co., Inc. (“Williamson Oil”), entering into or obtaining, as applicable, the Replacement Jobber Agreements in form and substance satisfactory to Buyer, in its sole discretion. Buyer is relying on the representations and warranties set forth in 5.1(q) in negotiating and entering into the Replacement Jobber Agreements; and
               (vii) Buyer entering into an agreement (the “Pacific Pride Supply Agreement”) with Fast Petroleum, Inc. d/b/a Fast Petroleum of Dalton, GA (“Franchisee”), an Affiliate of Seller, in form and substance satisfactory to Buyer, in its sole discretion, pursuant to which Franchisee, as the franchisee under a franchise agreement with Pacific Pride Services, Inc. (“Pacific Pride”) for the operation of an automated commercial fueling business (the “Pacific Pride Business”), will continue the Pacific Pride Business at Convenience Store Nos. 164, 165 and 220 in consideration of the payment to Buyer of a $0.07 per gallon fee pumped through the Pacific Pride Business at such Convenience Stores, among other things, and obtaining a written consent and waiver signed by Pacific Pride to the conveyance of such Convenience Stores to Buyer, to the Pacific Pride Supply Agreement, and waiving of any right of refusal or right to purchase any of the Assets.
               If any of the Closing Conditions are not satisfied as of the date scheduled for the Closing, then Buyer may, in addition to any other available rights and remedies, terminate this Agreement by written notice to Seller, in which case the Earnest Money shall be immediately refunded to Buyer.
               (b) If the Title Commitments or the Surveys reveal a Title Defect affecting any Property prior to Closing or the Closing Condition described in (a)(iii) of this Section 6.1 is unsatisfied with respect to any Property at the time the Closing scheduled to occur, then Buyer may also, at its option, delete such Property and the Convenience Store located on such Property from this Agreement by giving written notice to Seller, in which event the parties shall execute a written agreement removing the same from the scope of this Agreement and the Purchase Price shall be reduced by the Convenience Store Value of the Convenience Store on such Property.
               (c) If any of the Required Consents, Estoppels & Waivers has not been obtained by the time the Closing is scheduled to occur, Buyer may also, at its option, delete any of the Properties to which the same relates and the Convenience Stores located such Properties from this Agreement. If the Required Consents, Estoppels & Waivers required for Seller to transfer any of the Properties to Buyer without violating the terms of the Leases have not been obtained by the time the Closing is scheduled to occur, then Seller may, at its option, delete such Properties and the Convenience Stores located such Properties from this Agreement, unless Buyer agrees, in writing, to waive the requirement for that Seller obtain such Required Consents, Estoppels & Waiver. If the Required Consents, Estoppels & Waivers necessary for Seller to transfer any of the Properties to Buyer without violating a right of first refusal contained in the Fuel Branding Agreements have not been obtained by the time the Closing is scheduled to occur, then Seller may, at its option, delete such Properties and the Convenience Stores located such Properties from this Agreement. If any Property is deleted from this Agreement by Buyer or Seller pursuant to this section, the parties shall execute a written agreement removing such Property and the Convenience Store located on such Property from the scope of this Agreement and the Purchase Price shall be reduced by the Convenience Store Value of the Convenience Store on such Property.
               (d) Nothing herein shall be deemed to limit the remedies available to Buyer under this Agreement as a result of Seller’s default.
     6.2 Closing.
               6.2.1 Date, Time and Location. Subject to the other provisions of this Agreement, the Closing shall take place at 1:00 p.m. central standard time on the date which is thirty (30) days after the Execution Date; provided, however, either Buyer or Seller may accelerate the Closing if (but only if) all of the following requirements and conditions are satisfied:
               (i) Buyer having received all of the documents referenced in subparagraphs 6.1(a)(v), 6.1(a)(vi) and 6.1(a)(vii), except the Required Consents, Estoppels & Waivers to be obtained from McDonald’s Corporation and Quizno’s Franchising II LLC; provided, however, if the Closing takes place prior to the receipt of such Required Consents, Estoppels & Waiver from McDonald’s Corporation or Quizno’s Franchising II LLC, the provisions of Section 6.3 shall apply.

               (ii) Buyer and Seller having received all of the Title Commitments and Surveys, revised to reflect the satisfaction of the requirements set forth in Section 4.6.
               (iii) Seller having satisfied all of its obligations under this Agreement, except obligations to be satisfied at Closing.
          In the event Buyer or Seller elects to accelerate the Closing pursuant to this section, the Closing shall take place on the date which is two (2) Business Days after the other party actually receives written notice of such elections; provided, however, no such elections shall be deemed to modify or waive any of the provisions of Section 6.1. The Closing shall take place at the offices of the Boult, Cummings, Conners & Berry PLC in Nashville, Tennessee.
          6.2.2 Closing Deliveries.
               (a) Deed. At Closing, Seller shall execute and deliver: (i) Special Warranty Deeds, in recordable form, conveying good and marketable fee simple absolute title to each of the Fee Properties located in Tennessee to Buyer, and (ii) Limited Warranty Deeds, in recordable form, conveying good and marketable fee simple absolute title to each of the Fee Properties located in the State of Georgia to Buyer. The Fee Properties shall be conveyed to Buyer subject only to applicable Permitted Encumbrances.
               (b) Assignment of Leases. At Closing, Buyer, Fast Petroleum, Inc. and Worth L. Thompson, Jr. shall enter into an Assignment and Assumption of Leases, in the form attached hereto as Schedule 6, under which (i) Seller assigns to Buyer the tenant’s interest in the Leases, and (ii) Buyer assumes the tenant’s obligations under the Leases to the extent such obligations first arise and relate to periods from and after the Closing.
               (c) Bill of Sale. At Closing, Seller shall execute and deliver a Bill of Sale, in the form attached hereto as Schedule 7, conveying good and merchantable title to the Personal Property, the Fuel Inventory, and the Merchandise Inventory to Buyer. In addition, Seller shall deliver to Buyer certificates of title transferring ownership of the Vehicles to Buyer in accordance with Applicable Laws, including, but not limited to, state motor vehicle title and registration laws.
               (d) Assignment of Surviving Operating Agreements. At Closing, Seller and Buyer shall enter into an Assignment and Assumption of Surviving Operating Agreements, in the form attached hereto as Schedule 8, under which (i) Seller assigns to Buyer all of Seller’s interest in the Surviving Operating Agreements, and (ii) Buyer assumes Seller’s obligations under the Surviving Operating Agreements to the extent such obligations first arise and relate to periods from and after the Closing.
               (e) Assignment of Intangible Property. At Closing, (i) Seller and Buyer shall enter into an Assignment of Intangible Property, in the form attached hereto as Schedule 9, under which Seller assigns to the Intangible Property to Buyer, and (ii) Seller shall execute any other documents necessary to transfer registration of the Trade Names & Marks to Buyer. To the extent any Permits cannot be validly transferred to Buyer at Closing pursuant to such agreement or by operation of law, Seller shall cooperate with, assist, and join in Buyer’s efforts to cause such Permits to be re-issued in Buyer’s name at or after Closing, including, but not limited to, any Permits for the sale of alcohol.
               (f) Fuel Transportation Agreement. At Closing, Buyer and Fast Transport, LLC shall enter into a Fuel Transportation Agreement in the form attached hereto as Schedule 10.

               (g) Non-Competition Agreement. At Closing, Buyer and Seller shall enter into a Cooperation & Non-Compete Agreement in the form attached hereto as Schedule 11.
               (h) Purchase Option & Right of First Refusal. At Closing, Top Tier Assets, LLC and Buyer shall enter into a Purchase Option and Right of First Refusal in the form attached hereto as Schedule 12. Seller hereby certifies to Buyer, as of the Execution Date and the Closing, that Top Tier Assets, LLC is the owner of the real property subject to such Purchase Option and Right of First Refusal and there are no Liens encumbering the same.
               (i) License Agreement. At Closing, Buyer and Fast Transport, LLC shall enter into a License Agreement in the form attached hereto as Schedule 13.
               (j) Transition Services. At Closing, Buyer, Fast Petroleum, Inc., and Worth L. Thompson, Jr. shall enter into a Transition Services Agreement in the form attached hereto as Schedule 14
               (k) Title Insurance Documents. At Closing, Seller shall: (i) execute and deliver to Buyer an owner’s affidavit in the form attached hereto as Schedule 15, (ii) furnish Buyer with such resolutions, formation documents and certificates of good standing/existence as are reasonably required by the Title Company to establish that this Agreement has been duly authorized by and is enforceable against Seller; (iii) take such actions as are required to cause the Title Company to delete the mechanics’ and materialmen’s exception from the Title Policies; and (iv) deliver to Buyer recorded releases of all Liens.
               (l) Georgia Lien Affidavit. At Closing, Seller shall execute and deliver to Buyer an affidavit in substantially the form attached hereto as Schedule 16, stating that all Persons involved in the purchase, sale, leasing or management of the Properties that may have lien rights under O.C.G.A. §44-14-600 et. seq. have been paid in full.
               (m) Georgia Residency Affidavit. At Closing, Seller shall (i) execute and deliver to Buyer an affidavit of Seller’s residence, in substantially the form attached hereto as Schedule 17, stating the Seller is a resident of Georgia, or (ii) evidence satisfactory to Buyer that all taxes due in connection with the sale of the Properties to Buyer under O.C.G.A. §48-7-128 et. seq. have been properly paid and withheld by Seller and all other requirements of said statute have been satisfied by Seller in connection with the sale of the Properties.
               (n) Georgia Tax Documents. At Closing, Seller shall submit a Real Estate Transfer Tax Declaration in accordance with O.C.G.A. §48-6-1 et. seq., as amended or any successor statute.
               (o) Tennessee Tax Documents. At Closing, Seller shall furnish Buyer with: (i) an affidavit, in the form attached as Schedule 18, setting forth the total sales and use taxes that are or may be owed by Seller under T.C.A. § 67-6-101 et seq., as amended or any successor statute; and (ii) reliable evidence that Seller has paid all taxes it owes under T.C.A. § 67-4-721 et seq., as amended or any successor statute, for the most recent taxable year end before the Closing Date. At Closing, Buyer may deduct from the Purchase Price an amount equal to Buyer’s good faith estimate of the unpaid sales and use taxes owed (or that will be owed) by Seller as of the Closing and Buyer may retain such amount until Seller furnishes Buyer with reliable evidence that such taxes have been properly paid. No later than ten (10) Business Days after Closing, Seller shall file all final tax returns and all notifications or other filings required under and pay all taxes its owes pursuant to T.C.A. §67-6-101et seq., T.C.A. §67-4-701 et seq.

and T.C.A. § 67-5-101 et seq., as amended or any successor statutes, and furnish Buyer with copies of such returns, notifications and filings.
               (p) Opinion Letter. At Closing, Seller shall furnish Buyer with an authority opinion letter from Minor, Bell & Neal, P.C., in form and substance reasonably acceptable to Buyer.
               (q) Closing Statement. At the Closing, Seller and Buyer shall prepare a written statement that sets forth the Purchase Price, the Fuel Inventory Estimate, the Merchandise Inventory Estimate, all credits against the Purchase Price provided for in this Agreement, all amounts being prorated between the parties pursuant to this Agreement, and all disbursements to be made at the Closing on behalf of Seller or Buyer.
               (r) Non-Surviving Operating Agreements. At Closing, Seller shall furnish Buyer with written evidence, reasonably satisfactory to Buyer, that Seller has terminated each of the Non-Surviving Operating Agreements or modified the same so it no longer applies to the Assets.
               (s) Other Documents. At Closing, Seller and Buyer shall execute and deliver such other instruments of as are reasonably required to carry out the purpose and intent of this Agreement, including, but not limited to, IRS §1445 Certificates.
          6.2.3 Possession. At the time of the Closing, Seller shall deliver possession of the Properties to Buyer, subject only to the Surviving Operating Agreements and the Permitted Encumbrances. Seller shall cause the Removed Excluded Assets to be removed from the Property prior to Closing. All other Excluded Assets shall remain at the Convenience Stores and shall be in working order and serviceable as of the Closing, free from damage that Seller is obligated to repair. Seller shall reimburse Buyer for the reasonable costs of repairing any material damage to the Properties or the items located thereon, including, but not limited to, the Personal Property, caused by Seller’s removal of the Excluded Assets.
          6.2.4 Closing Costs. At Closing, (i) Buyer shall pay the cost of the Title Commitments and the Title Policies, and (ii) Seller shall pay all transfer taxes, recording costs and documentary stamps due in connection with Seller’s conveyance of the Assets to Buyer, including, but not limited to, the cost of recording the deeds conveying the Fee Properties to Buyer and the cost of recording all instruments releasing Liens. Each of the parties hereto shall pay the fees charged by its attorneys in connection with the transaction contemplated by this Agreement. Except as otherwise expressly provided herein, Buyer shall be responsible for all costs and expenses incurred by Buyer in connection with its inspection of the Assets.
          6.2.5 Records & Keys. At Closing, Seller shall (i) deliver to Buyer the originals of the Leases, the Surviving Operating Agreements, and the other Records, and (ii) all keys, codes, passwords, combinations, and administrator information related to the Assets or the Convenience Stores. Seller may keep copies of such materials, at Seller’s sole cost and expense.
     6.3 Carve Out Stores.
          (a) Subject to the other terms hereof, if there is a Carve Out Store, then:
               (i) the Closing shall take place, with such Carve Out Store being excluded therefrom;

               (ii) the Carve Out Store and the portion of the Assets related to such Carve Out Store (including, without limitation, the Property upon which the Carve Out Store is located, the Personal Property at such Carve Out Store, the Surviving Operating Agreements related to such Carve Out Store, and the Merchandise Inventory and Fuel Inventory at such Carve Out Store) shall not be transferred to Buyer at the Closing;
               (iii) the Store Employees working at such Carve Out Store shall remain employees of Seller, unless and until the same are hired by Buyer in connection with the transfer of the Carve Out Store to Buyer pursuant to this Agreement;
               (iv) the Merchandise Inventory Estimate, Fuel Inventory Estimate and Food Supplies Estimate shall be reduced by Buyer’s good faith estimate of the value of the estimated value of the Merchandise Inventory, Fuel Inventory and Food Supplies at such Carve Out Store;
               (v) the allocations set forth on Schedule 1 shall be reduced by the Carve Out Store Value of such Carve Out Store, in such manner as Buyer, in good faith, deems appropriate, unless and until such Carve Out Store is transferred to Buyer pursuant to this Agreement;
               (vi) the parties shall execute an amendment to this Agreement that modifies the terms, covenants and conditions contained in this Agreement to the extent necessary to allow the Closing to take place with respect to such Carve Out Store on the date that is ten (10) Business days after the Required Consents, Estoppels & Waivers related to the same are received by Buyer or Buyer waives the requirement that it receive such Required Consents, Estoppels & Waivers (by way of example and not limitation, the proration and adjustment provisions of Article VII shall be modified to apply to the Carve Out Store as of the date the Carve Out Store is actually transferred to Buyer); and
               (vii) the Closing Conditions shall continue to apply with respect to a Carve Out Store until such Carve Out Store is transferred to Buyer pursuant to this Agreement.
          It is the intention of the parties to allow the Closing to take place with respect to all of the Assets other than those specified (i) above, but to preserve the Buyer’s rights and Seller’s obligations under this Agreement with respect to such Carve Out Store and related Assets until the Required Consents, Estoppels & Waivers related to the same are obtained.
          (b) The Purchase Price shall be reduced by the Carve Out Store Value of each Carve Out Store; provided, subject to the prorations and adjustments provided for herein, Buyer shall pay the Carve Out Store Value for each Carve Out Store to Seller, as part of the Purchase Price, at the time such Carve Out Store and the Assets related to such Carve Out Store are transferred to Buyer pursuant this Agreement.
          (c) With respect to each Carve Out Store, the terms “Closing” and “Closing Date” as used throughout this Agreement shall be deemed to mean the date such Carve Out Store and all Assets related to such Carve Out Store are actually transferred to Buyer in accordance with terms of this Agreement.
          (d) In the event Buyer has not received the Required Consents, Estoppels & Waivers with respect to any Carve Out Store by August 31, 2006, Buyer may, at any time thereafter, terminate this Agreement and retain the Carve Out Store Value of such Carve Out Store, by giving written notice to Seller.

     6.4 Existing Liabilities. Except as otherwise expressly provided in this Agreement, Buyer is not assuming any liability, debt or obligations, known or unknown, related to the Assets or the Convenience Stores that is attributable to any period prior to the Closing or related to the Excluded Assets, all of which shall remain Seller’s responsibility, and Buyer is not waiving any right of contribution or any other claim of liability or responsibility that it may have against Seller or any other Person under Applicable Laws.
ARTICLE VII
PRORATIONS AND ADJUSTMENTS
     7.1 Calculation. All prorations to be made under this section “as of the Closing Date” shall be made as of the Effective Time, with the effect that Seller shall pay the portions of the expenses and receive the portions of the income to be prorated under this Agreement which are allocable to periods prior to the Closing Date and Buyer shall pay the portions of such expenses and receive the portions of such income which are allocable to periods from and after the Closing Date.
     7.2 Store Income. Buyer shall be entitled to income, revenue and receipts generated by the operation of the Convenience Stores from and after the Effective Time. Within ten (10) Business Days after the Closing, (i) Seller and Buyer shall review the sales records for the Convenience Stores to determine whether Seller has received any amounts due Buyer under this section, and (ii) Seller shall tender any such amounts to Buyer.
     7.3 Taxes. Except for Real Property Taxes that the landlord is obligated to pay under the Leases, at Closing, (i) Seller shall pay all unpaid Real Property Taxes and Personal Property Taxes due with respect to years prior to the year of Closing, and (ii) the Real Property Taxes and Personal Property Taxes for the year of Closing shall be prorated between Seller and Buyer as of the Closing Date. To the extent any such Real Property Taxes and Personal Property Taxes cannot be paid at Closing, Seller shall pay Buyer its share of the same at Closing and Buyer shall be responsible for the payment of such Real Property Taxes and Personal Property Taxes to the proper taxing authority. If the amount of any Real Property Taxes or Personal Property Taxes to be paid under this section are not known with certainty as of the Closing, the same shall be estimated based on the best available information, with prompt adjustment between the parties as soon as the same are finally determined, so that Seller and Buyer pay only the portion thereof that they are responsible for under this section.
     7.4 Contract Payables. All Contract Payables shall be prorated between Seller and Buyer as of the Closing Date. To the extent any Contract Payables have not paid as of the Closing, Seller shall pay Buyer its share of the same, if any, at Closing and Buyer shall be responsible for tendering such Contract Payables to the proper party.
     7.5 Contract Receivables. All Contract Receivables received by Seller prior to Closing shall be prorated between the parties as of the Closing Date. At Closing, Seller shall furnish Buyer with a written certificate setting forth the amount of all unpaid Contract Receivables allocable to periods prior to Closing, the amount of all Contract Receivables received by Seller that are allocable to periods from and after the Closing, and the periods to which the same relate. In the event Buyer is entitled to any portion of the Contract Receivables that have been paid to Seller as of the Closing, Seller shall tender the same to Buyer at Closing. After Closing, all Contract Receivables received by Buyer or Seller pursuant to any of the Leases or Surviving Operating Agreements shall be applied first to amounts due under such Lease or Surviving Operating Agreement for the then current period and then to reduce delinquent amounts due under such Lease or Surviving Operating Agreement in inverse order of when they first became due.

Seller and Buyer agree to promptly tender any amounts that it receives that are due the other party under the provisions of this subsection.
     7.6 Utilities. Seller shall pay, when due, all charges for utilities furnished to the Properties prior to the Closing Date, and Seller shall be entitled to all refundable deposits posted by Seller in order to obtain utility service to the Properties. Buyer shall be responsible for making arrangements for the continuation of such utilities following the Closing; provided if any such utility service is not transferred to an account in Buyer’s name by the Closing Date, then the charges for such utility service for the month of Closing shall be prorated between Buyer and Seller as of the Closing Date. Seller agrees to cooperate with, assist and join in Buyer’s efforts to establish utility accounts for the Properties in Buyer’s name.
     7.7 Permits. To the extent Seller has paid any fees associated with Permits that are assigned to Buyer at Closing, Buyer shall reimburse Seller, at Closing, for the portion of such fees that are allocable to periods from and after the date of Closing.
     7.8 Health Insurance Premiums. Seller shall pay the monthly health insurance premiums normally paid by Seller under its group plan for the month of the Closing, and Buyer shall reimburse Seller, at Closing, for such premiums to the extent the same pertain to Hired Employees and are allocable to the period from and after the Effective Time.
     7.9 Security Deposits. At Closing, Seller shall furnish Buyer with a written certificate setting forth all refundable deposits being held by Seller under the terms of the Surviving Operating Agreements and Seller shall tender such deposits to Buyer, together with any interest earned thereon that may have to refunded; provided, however, Seller shall not be required to deliver to Buyer any deposits or interest that has been properly forfeited to Seller in accordance with the terms of the Surviving Operating Agreements.
     7.10 Unknown Amounts. In the event any amount to be prorated between the parties or credited to either of the parties under the terms of this Article VII is not known with certainty as of the Closing, the parties shall use an estimate of such amount at the Closing. If more current information is not available, such estimates shall be based upon the prior operating history of the Assets and the most recent prior bills. As such estimated amounts become finally known, Seller and Buyer shall make any payments necessary to cause Seller and Buyer to pay the amounts it is responsible for under this Article VII, but no more.
ARTICLE VIII
INDEMNIFICATION.
     8.1 Seller’s Indemnity. Except to the extent caused by Buyer or any of its agents, employees, contractors or representatives, Seller shall indemnify, defend and hold harmless Buyer from and against all claims, actions, lawsuits, losses, damages, liabilities, costs and expenses, including, without limitation, court costs, reasonable attorneys’ fees (without regard to any statutory presumption) and litigation expenses, arising or resulting from:
               (i) the ownership, operation, or use of the Assets prior to Closing;
               (ii) the operation of the Convenience Stores prior to Closing;
               (iii) any act or omission of Seller related to the Assets or the Convenience Stores;

               (iv) any obligations of Seller as an employer, benefit plan sponsor, benefit plan fiduciary or benefit plan administrator and any obligations of Seller under ERISA related to the Assets, Convenience Stores or the Store Employees;
               (v) Seller’s failure to comply with Applicable Laws relating to the employment of labor at the Convenience Stores, including, but not limited to, reporting obligations, withholding, wages, hours, equal opportunity, occupational health and safety, employee benefits, severance, Social Security contributions and employment taxes;
               (vi) any obligations or liabilities of Seller under the Non-Surviving Operating Agreements; or
               (vii) Seller’s failure to pay any Pre-Closing Business Tax or any sale taxes due as a result of the sale of the Assets to Buyer.
     8.2 Buyer’s Indemnity. Except to the extent caused by Seller or any of its agents, employees, contractors or representatives, Buyer shall indemnify, defend and hold harmless Seller from and against all claims, actions, lawsuits, losses, damages, liabilities, costs and expenses, including, without limitation, court costs, reasonable attorneys’ fees (without regard to any statutory presumption) and litigation expenses, arising or resulting from:
               (i) Buyer’s ownership, operating or use of the Assets;
               (ii) Buyer’s operation of the Convenience Stores after the Closing;
               (iii) any act or omission of Buyer related to the Assets or the Convenience Stores;
               (iv) any obligations of Buyer as an employer, benefit plan sponsor, benefit plan fiduciary or benefit plan administrator arising in connection with Buyer’s operation of the Convenience Stores after Closing and any and any obligations of Buyer under ERISA related to the operating of the Convenience Stores after Closing or Buyer’s retention of the Hired Employees
               (v) Buyer’s failure to comply with Applicable Laws relating to the employment of labor at the Convenience Stores, including, but not limited to, reporting obligations, withholding, wages, hours, equal opportunity, occupational health and safety, employee benefits, severance, Social Security contributions and employment taxes;
               (vi) Buyer’s failure to pay any sales, income, gross receipts, excise, franchise, use, rental, license, privilege, transfer and other taxes due in connection with the operation of the Convenience Stores by Buyer after Closing; or
               (vii) any liability for the repayment of incentives assumed by Buyer under the Replacement Jobber Agreements in the event that Buyer re-brands one or more Convenience Stores prior to the end of the term of the applicable incentive agreements.
     8.3 Environmental Exclusion. Notwithstanding anything to the contrary contained herein, the provisions of this Article VIII shall not apply to claims, actions, lawsuits, losses, damages, liabilities, costs and expenses related to Hazardous Materials discharged on or from any of the Properties; it being agreed that the same shall be governed by Section 4.5.

ARTICLE IX
CASUALTY AND CONDEMNTATION
     9.1 Casualty. Until Closing, Seller agrees to maintain its existing property insurance (the “Property Insurance”). In the event any Property is damaged by fire or other casualty prior to Closing and the cost of repairing such damage is expected to exceed One Hundred Thousand and No/100 US Dollars (US $100,000.00), as reasonably determined by Buyer, then Buyer may delete the Property and the Convenience Store on the Property from this Agreement by giving written notice to Seller, in which event the parties shall execute a written agreement removing such Property and Convenience Store from the scope of this Agreement and the Purchase Price shall be reduced by the Convenience Store Value of such Convenience Store; provided, however, if more than three (3) of the Properties are so damaged, Buyer shall also have the right to terminate this Agreement prior to Closing, in which case the Earnest Money shall be immediately refunded to Buyer. Unless this Agreement is terminated, if any portion of the Properties or Personal Property is damaged by fire or other casualty prior to Closing and the same is not deleted from this Agreement as a result thereof, then Buyer may, at its option, either (i) require that Seller fully restore the damaged areas, with reasonable diligence using new materials of a quality equal to or better than the existing materials, and Buyer shall have the right to postpone the Closing until the date which is ten (10) Business Days after such restoration is completed, or (ii) proceed with the Closing, in which case Seller shall pay Buyer, at Closing, an amount equal to the cost of fully restoring the damaged areas, using new materials of a quality equal to or better than the existing materials, as determined by a general contractor retained by Buyer and approved by Seller, which approval shall not be unreasonably withheld. Seller shall bear the risk of loss or damage to the Assets until the Closing.
     9.2 Condemnation. In the event there is an actual, pending or threatened taking of any portion of the Properties or the Personal Property by condemnation or eminent domain prior to Closing (a “Taking”), Seller shall notify Buyer thereof, in writing. If Buyer determines, in its reasonable judgment, that a Taking will have a material adverse effect on Buyer’s ability to operate any of the Convenience Stores, as presently conducted by Seller, then Buyer may delete such Convenience Store and the Property upon which the same are located from this Agreement by giving written notice to Seller, in which event the parties shall execute a written agreement removing such Property and Convenience Store from the scope of this Agreement and the Purchase Price shall be reduced by the Convenience Store Value of such Convenience Store; provided, however, if more than three (3) of the Convenience Store are impacted by such Takings, then Buyer shall also have the right to terminate this Agreement prior to Closing, in which case the Earnest Money shall be immediately refunded to Buyer. If there is a Taking and this Agreement is not terminated by Buyer as a result thereof, Buyer shall proceed with the Closing and the condemnation awards payable as a result of such Taking shall be paid to Buyer at Closing, except Seller may retain any amounts that have been paid to Seller under the Proposed ROW Agreement. In the event the condemnation awards due as a result of any Taking have not been received by Seller as of the Closing, Seller shall assign all of its interest in the same to Buyer at Closing; provided if Buyer determines that such assignment is prohibited or would impair recovery, then, in lieu thereof, Seller shall tender to Buyer all such awards as soon as it receives the same. Seller shall not reach any settlement or agreement related to any Taking, unless Buyer consents thereto, in writing, which consent shall not be unreasonably withheld, qualified or delayed.
ARTICLE X
DEFAULT & REMEDIES.
     10.1 Seller’s Failure to Close. If Seller breaches this Agreement by failing to sell the Assets to Buyer and Seller does not cure such breach within five (5) Business Days after it receives written notice of the same from Buyer, then Buyer may, as its sole and exclusive remedy, either: (i) pursue specific performance of this Agreement and recover the actual damages Buyer suffers as a result of such breach from Seller; or (ii) terminate this Agreement, receive a refund of the Earnest Money, and recover the sum of Two Hundred Fifty Thousand and No/100 US Dollars (US $250,000.00) from Seller as full and agreed upon liquidated damages. Buyer and Seller agree that said liquidated damages are reasonable given the circumstances now existing, including, but not limited to, the range of harm to Buyer that is reasonably foreseeable and the anticipation that proof of Buyer’s actual damages would be costly, impractical and inconvenient.
     10.2 Buyer’s Failure to Close. If Buyer breaches this Agreement by failing to purchase the Assets from Seller and Buyer does not cure such breach within five (5) Business Days after it receives written notice of the same from Seller, then Seller may, as its sole and exclusive remedy, terminate this Agreement and receive the Earnest Money as full and agreed upon liquidated damages. Buyer and Seller agree that said liquidated damages are reasonable given the circumstances now existing, including, but not limited to, the range of harm to Seller that is reasonably foreseeable and the anticipation that proof of Seller’s actual damages would be costly, impractical and inconvenient.
     10.3 Other Defaults.
          10.3.1 Remedies. Except as otherwise expressly provided in this Article X, if Seller or Buyer breaches this Agreement and does not cure such breach within ten (10) Business Days after it is notified of the same, in writing, by the non-breaching party, then the non-breaching party may pursue all remedies available at law or in equity on account of such breach; provided, however, if Buyer breaches this Agreement prior to Closing and does not cure the same within the aforementioned ten (10) Business Day period, Seller’s sole and exclusive remedy shall be to terminate this Agreement and receive the Earnest Money as full and agreed upon liquidated damages. In no event shall either party be liable for exemplary or punitive damages as a result of its breach of this Agreement.
          10.3.2 Limitation of Seller’s Obligations. Buyer shall not be entitled to recover any damages from Seller based on Seller’s breach of the representations and warranties set forth in Section 5.1 until the total amount of such damages exceed One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Threshold”), except Buyer shall be immediately entitled to recover from Seller all damages that Buyer suffers as a result of Seller’s breach of any of the representations and warranties set forth in Sections 5.1(a), 5.1(z) and 5.1(aa). Once the total damages suffered by Buyer as a result of breaches of the representations and warranties set forth in Section 5.1 exceed the Threshold, Buyer shall be entitled to recover all damages (from the first dollar) arising or resulting from Seller’s breach of such representations and warranties. Nothing contained in this Section 10.3.2 shall limit:
               (i) Buyer’s right to recover the damages it suffers as a result of Seller’s fraud or knowing misrepresentation; or
               (ii) Any claims, rights or remedies available to Buyer as a result of Seller’s breach of any of the other provisions of this Agreement, including, but not limited to, claims arising as a result of Seller’s failure to convey good title to any of the Assets to Buyer, claims for indemnification, and claims for payments that Seller expressly owes Buyer under the terms hereof.
          10.3.3 Acknowledgements. SELLER AND BUYER EACH ACKNOWLEDGES AND AGREES THAT: (I) IT HAS READ THIS SECTION AND UNDERSTANDS THE SAME; (II) IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL WHO HAS EXPLAINED THE SIGNIFIGANCE OF THE PROVISIONS OF THIS Article X AND THE LIMITATIONS CONTAINED HEREIN, AND (III) THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS Article X ARE

REASONABLE GIVEN THE CIRCUMSTANCES NOW EXISTING, INCLUDING, BUT NOT LIMITED TO, THE RANGE OF HARM THAT IS REASONABLY FORESEEABLE AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY, IMPRACTICAL AND INCONVENIENT.
ARTICLE XI
NOTICES
     All notices, consents, approvals, deliveries and other communications (collectively, “Notices”) that may be or are required to be given by Seller or Buyer under this Agreement shall be properly given only if made in writing and sent by hand delivery, U.S. Certified Mail, Return Receipt Requested, facsimile, or nationally recognized overnight delivery service (such as Federal Express or UPS), with all delivery charges paid by the sender, to the Buyer or Seller, as applicable, as follows:

If to Buyer:	Mapco Express, Inc.
830 Crescent Centre Drive, Suite 300
Franklin, Tennessee 37067
Attention: Kent Thomas
Facsimile: (615) 224-1185

with a copy to:	Boult, Cummings, Conners & Berry, PLC
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Attention: Tom Trent
Facsimile: (615) 252-6327

If to Seller:	Fast Petroleum, Inc.
745 College Drive
Dalton, Georgia 30720
Attention: Worth L. Thompson
Facsimile: (706) 217-6426

with a copy to:	Minor, Bell & Neal, P.C.
745 College Drive, Suite B
Dalton, Georgia 30720
Attention: James H. Bisson, III
Fax: (706) 278-3569
     Notices shall be deemed received, (i) if delivered by hand, on the date of delivery, (ii) if sent by U.S. Mail or overnight delivery service, on the date actually received or delivery is refused, and (iii) if sent by facsimile, on the date of transmission, as evidenced by a contemporaneously generated computer confirmation that such transmission was successful. Either party may change its address for Notices by giving written notice to the other party in accordance with this provision.
ARTICLE XII
MISCELLANEOUS
     12.1 Permitted Disclosures & Press Releases. Notwithstanding any provisions to the contrary contained in this Agreement, the Confidentiality Agreement or any other agreement between Seller and Buyer, (i) Buyer shall have the right to disclose the execution of this Agreement, furnish a copy of this Agreement and summarize any or all of the material terms of this Agreement to the Securities and

Exchange Commission (“SEC”), as required under the rules and regulations of any stock exchange on which securities of Buyer or its Affiliates are listed for trading, or as otherwise required under Applicable Laws, including, but not limited to, Item 1.01 of SEC Form 8-K and Israeli laws applicable to Buyer’s Affiliates, and (ii) Buyer shall have the right to issue and control all press releases and other public announcements disclosing any matters related to the transaction contemplated by this Agreement prior to Closing. After Closing, Seller may issue press releases and other public announcements discussing the transaction contemplated by this Agreement so long as the same have been approved, in writing, by Buyer, which approval shall not be unreasonably withheld, qualified or delayed.
     12.2 Confidentiality. From and after the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect. To the extent the Confidentiality Agreement conflicts with the terms of this Agreement, the Confidentiality Agreement is hereby modified so that it is consistent with this Agreement.
     12.3 Records Review. Seller acknowledges that Buyer is a publicly registered company and may be required to file with the SEC separate audited financial statements for acquired businesses. If Buyer’s counsel determines that such audited financial statements of Seller or the Convenience Stores are required pursuant to the SEC’s Regulation S-X or other Applicable Laws, Buyer will notify Seller of such determination and Seller will commence the preparation of (and cause its auditors to cooperate with and assist in the preparation of) and deliver to Buyer audited financial statements meeting the requirements of the SEC’s Regulation S-X; provided that Buyer provides such notice prior to March 31, 2007. Such audited financial statements shall be prepared by an independent certified public accountant reasonably acceptable to Buyer, and Buyer shall reimburse Seller for all reasonable auditors fees and other out-of-pocket costs that Seller incurs in preparing such financial statements; provided, however, Seller shall notify Buyer of the amount of any such costs and expenses, in writing, prior to incurring the same and Buyer may modify its requirements in order to reduce the same.
     12.4 Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Laws of the State of Georgia, if applicable, in connection with the transaction contemplated by this Agreement. Seller agrees to indemnify, defend and hold harmless Buyer from and against all claims, actions, lawsuits, losses, damages, liabilities, costs and expenses to third parties arising as a result of Seller’s failure to comply with such Bulk Sales Laws in connection with the transactions provided for herein, including, without limitation, court costs, reasonable attorneys’ fees (without regard to any statutory presumption) and litigation expenses.
     12.5 Entire Agreement/Amendment. This Agreement constitutes the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and supersedes all prior agreements, understandings, letters, negotiations and discussions, whether oral or written. This Agreement may be amended only by a written instrument executed by Seller and Buyer.
     12.6 Severability. In the event any provision hereof shall be prohibited by or invalidated under Applicable Laws, the remaining provisions of this Agreement shall remain fully effective.
     12.7 Waiver. Except as otherwise expressly provided herein, no waiver of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party charged therewith. No delay or omission in the exercise of any remedy accruing upon the breach of this Agreement shall impair such remedy or be construed as a waiver of such breach. The waiver by Buyer or Seller of any breach of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision hereof.

     12.8 Brokers. Seller and Buyer each represents and warrants to the other that it has not dealt with any broker, brokerage firm, listing agent or finder in connection with the transaction contemplated by this Agreement, and each party shall indemnify, defend and hold harmless the other party for, from and against any claim for a brokerage commission, finder’s fee or other compensation made by any Person with whom it has dealt or allegedly dealt.
     12.9 Joint & Several Liability. If any party to this Agreement is made up of more than one Person, (i) the defined term (e.g. Seller or Buyer) for such party shall mean and refer to each Person comprising the party, individually, and to all Persons comprising the party, collectively, and (ii) all Persons comprising the party shall be jointly and severally liable hereunder.
     12.10 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.
     12.11 Schedules/Exhibits. Seller and Buyer acknowledge and agree that all schedules, exhibits, and addendum referenced in this Agreement are attached hereto and incorporated herein by reference.
     12.12 Successors & Assigns. Buyer may freely assign this Agreement; provided the same shall not release Buyer from, and it shall remain liable to Seller for, its duties, obligations and liabilities hereunder. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
     12.13 Time Periods. If any date specified in this Agreement for the performance of an obligation, the giving of a notice, or the expiration of a time period falls on a Saturday, Sunday, or bank holiday, then this Agreement shall be automatically revised so that such date falls on the next occurring Business Day.
     12.14 Waiver of Subrogation. Seller hereby waives all rights to recovery, claims and causes of action it may have against Buyer (and its employees, agents and contractors) for damages that are actually covered by its property insurance or business interruption insurance; provided the foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Seller. The provisions of this section survive the termination of this Agreement.
     12.15 Construction. Whenever the context may require, any pronoun used in this Agreement shall include the masculine, feminine and neuter forms. All references to articles, sections and paragraphs shall be deemed references to the articles, sections and paragraphs of this Agreement, unless the context shall indicate otherwise. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section or paragraph contained herein. The titles of the articles, sections and paragraphs of this Agreement are for convenience only and shall not affect the meaning of any provision hereof. Buyer and Seller have agreed to the particular language of this Agreement, and any question regarding the meaning of this Agreement shall not be resolved by a rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. FOR PURPOSES OF THIS AGREEMENT, TIME SHALL BE CONSIDERED OF THE ESSENCE.
     12.16 Attorneys’ Fees. In the event any legal proceeding is commenced related to this Agreement or the transaction contemplated herein, the prevailing party in such proceeding shall be entitled to recover its reasonable attorneys’ fees (without regard to any statutory presumption), court costs and litigation expenses from the non-prevailing party therein.

     12.17 Dispute Resolution.
          (a) If a dispute should occur arising out of or relating to the obligations or liabilities of Buyer or Seller under this Agreement or any of the other agreements executed pursuant to the terms of this Agreement (a “Dispute”), the parties shall attempt to resolve the dispute in accordance with the following terms:
               (i) Either party may call a special meeting for the resolution of the Dispute (a “Special Meeting”). Unless the parties agree otherwise, in writing, the Special Meeting shall be held in Chattanooga, Tennessee within five (5) Business Days after a written request for the same has been delivered to Buyer or Seller, as applicable, by the other party, which notice shall specify the nature of the Dispute to be resolved and the specific location where the Special Meeting will be held. Buyer and Seller shall each send a representative or representatives to the Special Meeting who is familiar with the issues giving rises to the Dispute. In the event that the representative attending the Special Meeting on behalf of Buyer or Seller is an attorney actively practicing law, Buyer or Seller, as applicable, shall notify the other party of such fact prior to the Special Meeting.
               (ii) If any Dispute is not been resolved within five (5) Business Days after a Special Meeting is held regarding the same, then Buyer or Seller may, at its option, initiate a mediation proceeding to resolve the Dispute in accordance with this subparagraph (a “Mediation”). If either party requires a Mediation pursuant to this subsection, (A) representatives of Buyer and Seller who have authority to resolve the Dispute giving rise to such Mediation shall attend the same, (B) unless Buyer and Seller agree otherwise, in writing, the Mediation shall be conducted by an independent mediator from Judicial Arbitration and Mediation Services (“J.A.M.S.”) in accordance with its procedures, (C) Buyer and Seller shall each pay one-half of the fees charged by the mediator to conduct the Mediation, (D) the Mediation required under this subsection shall be held within thirty (30) days after Seller or Buyer requests the same by giving written notice to the other party, and (E) the Mediation shall be conducted at a location in Chattanooga, Tennessee selected by the mediator. In the event any Mediation does not result in the settlement of the related Dispute within two (2) Business Days, either party may initiate legal proceedings to resolve the Dispute. No party shall initiate or prosecute any legal proceedings in connection with a Dispute prior to the end of such two (2) Business Day period, except a party may file pleadings and other documents necessary to prevent its claim (and rights related thereto) from being barred by a statute of limitations, a statute of repose or other Applicable Laws at any time.
               (iii) If, as a result of a Mediation, a voluntary settlement is reached and the parties agree that such settlement shall be reduced to writing, the mediator for such Mediation shall be deemed an arbitrator for the sole purpose of signing the settlement agreement and such settlement agreement shall have the same force and effect as an arbitration award.
          (b) Buyer and Seller agree that any admission made during or in the course of a Special Meeting or Mediation shall not be admissible in evidence or subject to discovery, and the disclosure of any such admission shall not be compelled in any arbitration, court action or other proceeding. All communications, negotiations, and settlement discussions between Buyer and Seller or any party and the mediator shall remain confidential, except to the extent disclosure is required to comply with Applicable Laws; provided, however, this provision shall not limit the discoverability or admissibility of evidence that would have been discoverable or admissible in the absence of the mediation or arbitration. Buyer and Seller expressly agree that the presentation of evidence from any expert or consultant at any Special Meeting or Mediation shall not waive any attorney-client or other privilege or prevent the application of any other grounds for excluding the same in another legal proceeding.

          (c) The dispute resolution procedures set forth in this section shall not affect the statutes of limitation applicable to any Dispute. Neither party shall cease or delay performance of its obligations under this Agreement that are not in dispute during the existence of any Dispute.
               (ii) THIS SECTION SHALL NOT LIMIT THE RIGHT OF SELLER OR BUYER TO IMMEDIATELY SEEK AND OBTAIN INJUNCTIVE RELIEF FROM ANY COURT OF COMPETENT JURISDICTION.
     12.18 Waiver of Jury Trial. BUYER AND SELLER AND HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIM (i) ARISING UNDER THIS AGREEMENT OR (ii) RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. SELLER OR BUYER MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.
     12.19 Survival. All of the terms of this Agreement shall survive the Closing, except the provisions of Section 4.5.5 and Article V shall only survive for the periods expressly provided therein.
     12.20 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, without giving effect to any rules regarding conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date first above written.

BUYER:

MAPCO Express, Inc.

By:	/s/ Uzi Yemin

Title:	President/CEO
Date:	6/14/2006

By:	/s/ Lynwood E. Gregory

Title:	COO & Executive V.P.
Date:	6/14/2006

SELLER:

Fast Petroleum, Inc.

By:	/s/ Worth L. Thompson, Jr.

Title:	President
Date:	6/14/2006

/s/ Worth L. Thompson, Jr.

Worth L. Thompson, Jr.
Date:	6/14/2006

/s/ John E. Thompson

John E. Thompson
Date:	6/16/2006

Thompson Management, Inc.

By:	/s/ Worth L. Thompson, Jr.

Title:	President
Date:	6/14/2006

Thompson Acquisitions, Inc.

By:	/s/ Worth L. Thompson, Jr.

Title:	President
Date:	6/14/2006

Thompson Investment Properties, Inc.

By:	/s/ Worth L. Thompson, Jr.

Title:	President
Date:	6/14/2006

WJET, Inc.

By:	John E. Thompson

Title:	CEO
Date:	6/16/06

Fast Financial Services, Inc.

By:	/s/ Worth L. Thompson, Jr.

Title:	President
Date:	6/14/06

Top Tier Assets, LLC

By:	/s/ Worth L. Thompson, Jr.

Title:	Sole Member
Date:	6/14/06